ASSET PURCHASE AGREEMENT

THIS AGREEMENT, made effective April 6, 1998

BETWEEN:

LORNE ARCHIBALD, businessman, having an office at 15  - 9th Avenue South, Cranbrook, B.C., VI C 2L9

(the "Seller");

AND:

CALLDIRECT CAPITAL CORP., an Alberta corporation having an office at 120, 6165 Highway 17, Delta, BC, V4K 5B9

(the "Purchaser");

WHEREAS:

the Seller has agreed to sell certain equipment and office furniture (the "Purchased Assets"), as more particularly defined in Schedule A to this agreement to the Purchaser and the Purchaser has agreed to purchase the Purchased Assets from the Seller, all of which is subject to the terms, representations, warranties and conditions set out in this Agreement,

NOW THEREFORE, the parties agree as set forth herein

1. INTERPRETATION

1.1 All statements of or references to dollar amounts in this Agreement mean lawful currency of Canada.

1.2 The division of this Agreement into sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement .

1.3 Wherever the singular or the masculine are used in this Agreement the same will be deemed to include the plural or the feminine, or the body politic or corporate where the context or the parties so require.

1.4 Schedule A attached to this Agreement is incorporated into and made part of this Agreement.

2. PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Upon and subject to the terms and conditions in this Agreement, and subject to the conditional approval of The Alberta Stock Exchange, the Seller agrees to sell and, relying on the representations, warranties, covenants and agreements of the Seller in this Agreement, the Purchaser agrees to buy from the Seller the Purchased Assets free and clear of all liens, charges, claims, encumbrances and judgments.

3. PURCHASE PRICE

3.1 The Purchase Price for the Purchased Assets shall be paid as follows:

(a) Cash payment of $39,744.64 (which includes payment of GST and PST) the receipt of which is hereby acknowledged by the Seller; and

(b) the issuance from the treasury of the Purchaser of an aggregate of 194,830 common shares ("Shares") at a deemed price of $0.40 per share.

The parties agree that payment of the Purchase Price shall constitute full payment and consideration for the Purchased Assets.

4. REPRESENTATIONS, WARRANTIES AND
COVENANTS OF THE PARTIES

4.1 The Seller represents and warrants to and covenant with the Purchaser that-

(a) the Seller is an individual of full age and majority in the Province of British Columbia, of sound mind and body, is not subject to any current bankruptcy or consumer proposal proceedings and has had the opportunity to seek independent legal and other professional advice in respect of this transaction;

(b) the Seller has safeholding and marketable title to the Purchased Assets, free and clear of all liens, charges, encumbrances, judgments and adverse claims and no person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Seller of any of the Purchased Assets; and

(c) the Seller is a resident of Canada within the meaning of the Income Tax Act (Canada).

4.2 The Purchaser hereby represents and warrants to the Seller that:

(a) the Purchaser is a company duly organized and existing in good standing under the laws of the Province of Alberta, that it has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby, all of which have been duly and validly authorized by all necessary corporate proceedings;

(b) the entering into of this Agreement and the compliance with the terms and conditions hereof will not constitute a breach of any agreement or covenant given by it;

(c) the Purchaser is a reporting issuer in the Provinces of Alberta and British Columbia and no order to cease trading in the securities of the Purchaser has been issued; and

(d) the common shares in the capital of the Purchaser are listed and posted for trading on The Alberta Stock Exchange under the trading symbol "CDQ" and the Purchaser has not been suspended or delisted from trading on such exchange.

4. The representations and warranties of the parties will survive the closing of the transactions in this Agreement and continue until the Closing Date (as defined hereafter).

5. COVENANTS AND ACKNOWLEDGEMENTS OF THE PARTIES

5.1 The Seller will promptly pay (from the cash portion of the Purchase Price) any sales and excise tax which may be exigible as a result of the transactions contemplated in this Agreement.

5.2 The Seller acknowledges that the purchase of the Shares is a speculative investment, that the Shares are issued pursuant to an exemption from the prospectus and registration requirements of applicable legislation and that accordingly, the Shares will be subject to restrictions on resale until such time as the appropriate hold period has been satisfied; a further statutory exemption may be relied upon or an appropriate discretionary order is obtained pursuant to applicable securities laws.

5.3 The Seller acknowledges that he has been advised to consult a legal advisor to determine the extent of the applicable hold period and the possibility of utilizing any further statutory exemption or obtaining of a discretionary order and that the Shares may be required to be legended with a 12 month hold period.

5.4 The Seller confirms that the no representations or warranties have been made to it concerning the future value of the Shares and the Shares are not being acquired as a result of any information about the material affairs of Purchaser not generally known to the public, save knowledge of this particular transaction.

5.5 The Seller agrees to execute and deliver such further documents as The Alberta Stock Exchange may require, including without limitation, a Private Placement Questionnaire and Undertaking.

6. EFFECTIVE DATE, POSSESSION AND PROCEDURE

6.1 The Shares shall be issued as soon as reasonably possible after receipt of conditional approval of The Alberta Stock Exchange to this transaction.

6.2 Subject to receipt of conditional approval of The Alberta Stock Exchange to this transaction, the effective date of this agreement shall be the date hereof.

6.3 Title to the Purchased Assets be deemed to have passed to the Purchaser and responsibility for insuring the same will pass to the Purchaser at 2:00 p.m. on the effective date. response 1

7. MISCELLANEOUS

7.1 This Agreement constitutes the entire Agreement between the parties and supersedes and cancels all prior representations, communications and Agreements between the parties hereto relating to the transactions set out in this Agreement.

7.2 Time is of the essence of this Agreement.

7.3 Neither the Seller nor the Purchaser may assign its interest in this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld. Subject thereto, this Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

7.4 All costs of each party hereto in negotiating and completing the transaction contemplated by this Agreement will be borne by the party incurring the same.

7.5 This Agreement is governed by the laws of the Province of British Columbia and the parties attorn to the exclusive jurisdiction of the courts of British Columbia for the resolution of all disputes under this Agreement.

7.6 This Agreement may be amended only by an instrument in writing, signed by all the parties or their successors or permitted assigns.

IN WITNESS of this Agreement, the parties have executed and delivered this Agreement as of the date given above.

LORNE ARCHIBALD /s/ signed Signature	) ) ) ) ) ) ) ) )

/s/ signed
Witness: Thomas Docking
Barrister & Solicitor
2nd floor, 6 - 10th Avenue. S.
Cranbrook, B.C., V1C 2M8
A Commissioner for taking Affidavits
for British Columbia
A NOTARY PUBLIC IN AND FOR THE
PROVINCE OF BRITISH COLUMBIA

CALLDIRECT CAPITAL CORP. /s/ signed Authorized Signatory Authorized Signatory	) ) ) ) ) ) ) ) )

/s/ signed
Witness: Thomas Docking
Barrister & Solicitor
2nd floor, 6 - 10th Avenue. S.
Cranbrook, B.C., V1C 2M8
A Commissioner for taking Affidavits
for British Columbia
A NOTARY PUBLIC IN AND FOR THE
PROVINCE OF BRITISH COLUMBIA